EXHIBIT 10(e)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

MISSISSIPPI POWER COMPANY

The following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of Mississippi Power Company and certain other current or former executive officers of Mississippi Power Company who served during 2009.

Anthony J. Topazi* President and Chief Executive Officer	$578,000
Frances V. Turnage* Vice President, Treasurer and Chief Financial Officer	$234,356
Donald R. Horsley Vice President	$262,337
Kimberly D. Flowers Vice President	$235,526
John W. Atherton Vice President	$213,592
Edward Day, VI** President and Chief Executive Officer	$380,000
Moses H. Feagin** Vice President, Treasurer and Chief Financial Officer	$213,592

*      Through August 12, 2010
**      From August 13, 2010